EXECUTION VERSION

THE TRUST DEED OF THE HARMONY ESOP TRUST

Deed of trust made and entered into by and between

HARMONY GOLD MINING COMPANY LTD
(Founder)

and

RIANA BISSCHOFF
(Trustee)

- i –

CONTENTS

1.DEFINITIONS AND INTERPRETATION    2
PART A: ESTABLISHMENT OF TRUST8
2.OBJECT    8
3.ESTABLISHMENT OF THE TRUST    8
4.DONATION    9
PART B: TRUSTEES9
5.TRUSTEES    9
6.PROCEEDINGS OF TRUSTEES    12
7.POWERS OF TRUSTEES    13
8.DUTIES OF THE TRUSTEES    14
9.BOOKS OF ACCOUNT AND AUDITORS    15
10.PRIVILEGES OF THE TRUSTEES    16
PART C: RIGHTS OF BENEFICIARIES17
11.ALLOCATION OF PARTICIPATION UNITS TO BENEFICIARIES    17
12.RESTRICTIONS ON TRANSFERABILITY OF UNITS    18
13.EMPLOYMENT SERVICE REQUIREMENTS    18
14.TERMINATION OF EMPLOYMENT    19
15.VOTING OF SHARES    21
PART D: DISTRIBUTION OF INCOME AND CAPITAL TO BENEFICIARIES21
16.DISTRIBUTION OF INCOME    21
17.DISTRIBUTION OF SHARES AFTER EXPIRY OF THE LOCK-IN PERIOD    21
PART E: GENERAL23
18.CHANGE OF CONTROL    23

- ii –

19.MANDATORY SALE    23
20.VARIATION OF RIGHTS    23
21.COSTS, EXPENSES AND TAXATION    24
22.ADMINISTRATION OF THE TRUST    24
23.AMENDMENTS TO THIS TRUST DEED    24
24.TERM OF THE TRUST AND THE WINDING UP OF THE TRUST    24
25.ARBITRATION    25
26.ADDRESSES FOR LEGAL PROCESS AND NOTICES    26

- iii –

PARTIES:

This Agreement is made between:

(1)	Harmony Gold Mining Company Limited, a public company incorporated in accordance with the laws of South Africa under registration number 1950/038232/06 (Harmony/the Company); and

(2)	Riana Bisschoff, an individual acting in her capacity as trustee for the time being of the Harmony ESOP Trust.

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

For the purposes of this Trust Deed, unless the context requires otherwise:

1.1.1	Act means the Trust Property Control Act 57 of 1988 (as amended or substituted from time to time);

1.1.2	Administrator means the administrator of the Trust appointed in terms of clause 22;

1.1.3	Allocation Criteria means the criteria determined for the Allocation of the Participation Units to Eligible Employees being:

1.1.3.1
initially, each Eligible Employee upon the formation of the Trust, including any Eligible Employee that joins/qualifies within 6 (six) months after the formation of the Trust, to receive an equal number of Participation Units resulting in each Eligible Employee being vested with 225 (two hundred and twenty five) Participation Units; and

1.1.3.2
thereafter following the expiration of the 6 (six) month period referred to clause 1.1.3.1 above, provided that there are Pool Shares available in the Trust, Eligible Employees that join/qualify after the initial vesting of Participation Units, shall be vested with Participation Units attributable to the Pool Shares on a pro rata basis depending on the time such persons join/qualify as Eligible Employees in accordance with the formula below (and as illustrated by way of the examples contained in Schedule 1) and upon Allocation, such shares shall no longer constitute Pool Shares:

X = (A ÷ B) x C

Where:

“X”	represents the number of Participation Units that shall be vested (rounded off to the nearest whole number);

“A”	represents the number of whole/complete months remaining in the Lock-in Period at the time of the vesting;

“B”	equals 36 (thirty-six) months being the duration of the Lock-in Period; and

“C”	represents the number of Participation Units vested in each Eligible Employee during the initial vesting of Participation Units upon the inception of the scheme as set out in clause 1.1.3.1 above.

1.1.4	Allocate/Allocated/Allocation means the vesting of Participation Units;

1.1.5	Allocation Date means the date stipulated in the Allocation Notice;

1.1.6
Allocation Notice means a written notice sent by Harmony to Eligible Employees in terms of clause 11, in terms of which each Eligible Employee is vested with Participation Units in the Trust and becomes a vested Beneficiary of this Trust;

1.1.7	Auditors means the auditors appointed in terms of clause 9, and holding office as the auditors of this Trust from time to time;

1.1.8
Bad Leaver means a Beneficiary who leaves the employ of Harmony such that he/she no longer constitutes an employee of Harmony, by reason of resignation, abscondment, dismissal for poor work performance, misconduct or any other form of lawful dismissal such that his/her termination of employment is regarded as a “Fault Termination” as contemplated in terms of clause 14.2;

1.1.9
Beneficiaries means Eligible Employees who acquire vested rights in the Trust through their receipt of the Participation Units by way of the Allocation Notice issued by Harmony in terms of clause 11, and “Beneficiary” shall have a corresponding meaning;

1.1.10	Board of Trustees means the board of trustees of the Trust constituted as set out in clause 5.2.1 of this Trust Deed;

1.1.11	Business Day means any day other than a Saturday, Sunday or statutory public holiday in the Republic of South Africa;

1.1.12
CSDP means a person that holds in custody and administers securities or an interest in securities and that has been accepted in terms of section 34 of the Securities Services Act 36 of 2004 as a participant;

1.1.13	Companies Act means the Companies Act 71 of 2008, including any regulations published in terms thereof, as amended or substituted from time to time;

1.1.14	Control means:

1.1.14.1
the holding of shares or the aggregate of holdings of shares or other securities in a company entitling the holder thereof to exercise, or cause to be exercised, more than 50% (fifty percent) of the voting rights at shareholders meetings of a company irrespective of whether such holding or holdings confers de facto control; or

1.1.14.2	the holding or control by a shareholder or member alone or pursuant to an agreement with other shareholders or members of more than 50% (fifty percent) of the voting rights in a company; or

1.1.14.3	the ability to appoint the majority of the directors of a company and “Controlled” shall have a corresponding meaning;

1.1.15	Dispute has the meaning given under clause 25;

1.1.16	Dividend means each interim and final ordinary cash dividend, declared and paid in respect of each of the Trust Shares;

1.1.17
Eligible Employee means current or future permanent employees employed by Harmony, as selected by Harmony to obtain vested rights in the Trust, (specifically excluding employees on fixed term contracts, independent contractors or any person who renders services at any time through the involvement of a labour brokerage or otherwise by way of a temporary contract other than as a permanent employee of Harmony, and/or specifically excluding any employee whose prior participation in the Trust as a Beneficiary terminated on grounds of having constituted a Good Leaver), who furthermore:

1.1.17.1	are at all relevant times hereto employed by Harmony in the Republic of South Africa;

1.1.17.2
fall below the level of “Management” in accordance with the Company’s recognised employment/occupational levels, as ordinarily understood and applied by the Company including those employees who become eligible by reason of being demoted to below level of Management; and

1.1.17.3	who do not participate in any of the other share incentive schemes offered by the Company;

1.1.18
Encumber means to pledge, mortgage, charge, cede in security or out-and-out, create a lien over, subordinate, grant an option over, grant a right of retention over, or otherwise encumber, or hedge, or lend, and "Encumbered" and "Encumbrance" shall have corresponding meanings;

1.1.19	First Trustee shall have the meaning given thereto in clause 5.1;

1.1.20
Good Leaver means a Beneficiary who leaves the employ of Harmony such that he/she no longer constitutes an employee of Harmony, by reason of retirement, early retirement, death, dismissal for operational reasons (retrenchment or voluntary retrenchment), dismissal for permanent ill-health, permanent injury or disability; or where such Beneficiary remains employed by Harmony but is promoted to a level of “Management”, or due to the fact he/she is no longer employed by Harmony by reason of being transferred along with a mine or mining operation sold or transferred by Harmony as a going concern, such that his/her termination of employment or promotion (as the case may be) is regarded as a “No Fault Termination” as contemplated in terms of clause 14.1;

1.1.21	Harmony Shares means all the ordinary shares in the issued share capital of the Company;

1.1.22
Independent Person means any natural person who is generally considered to be independent and specifically excludes any person who is a Beneficiary of the Trust, or any person who is employed by Harmony or the Trust or directly or indirectly benefits from the Trust or Harmony, including any relative of such aforementioned persons;

1.1.23	Independent Trustee means an Independent Person who has been appointed as a Trustee of the Trust, in terms of clause 5.2.1.3;

1.1.24
Lock-in Period means the period commencing on the date of the subscription by the Trust for the Trust Shares and ending at midnight, 36 (thirty six) months after such subscription by the Trust for the Trust Shares or such date as determined by Harmony in the event of a change of Control, as determined in terms of clause 18;

1.1.25	Master of the High Court means the Master of the High Court, Johannesburg, or any other person, body or authority provided for in the Act;

1.1.26	MPRD Act means the Minerals and Petroleum Resources Development Act 28 of 2002 (as amended or substituted from time to time);

1.1.27	Participation Units means the vested rights of a Beneficiary to:

1.1.27.1	a number of Trust Shares held by the Trust;

1.1.27.2	a distribution of the income of the Trust based on such attributable Trust Shares in terms of clause 16; and

1.1.27.3	any other ancillary assets and/or distributions that may be made in respect of the Trust Shares;

For the avoidance of doubt, Participation Units constitute the vested rights of a Beneficiary. Participation Units are merely used as a mechanism to establish a Beneficiary’s vested rights in the Trust. Participation Units are vested rights used to facilitate and simplify for Beneficiaries, an understanding of their rights and obligations in terms of the Trust Deed, proportionate to the other Beneficiaries and such Participation Units (being a representation of a Beneficiary’s proportionate vested rights/interest in the Trust) derive their value with reference to the Trust Shares held by the Trust. Each Participation Unit that is created is attributable to 1 (one) Trust Share (and ancillary assets), and a Participation Unit is created for an Allocation or vesting made in terms of clause 11;

1.1.28
Parties means Harmony and the Trustees, and shall include the Beneficiaries only for the purposes of clause 25 and the notice provisions in clause 26 and “Party” shall mean any one of them as the context requires;

1.1.29	Pool Shares means:

1.1.29.1
initially, 1 809 000 (one million eight hundred and nine thousand) of the Trust Shares that are subscribed for by the Trust which shall not, upon the formation of the Trust, be directly attributable to specific Allocated Participation Units and/or any additional Trust Shares which may be acquired by the Trust from time to time which are not immediately directly attributable to specific Allocated Participation Units; and

1.1.29.2	subsequently, any Trust Shares that are not directly attributable to Participation Units as a result of the Participation Units being cancelled in terms of the provisions contained in the Trust Deed;

1.1.30	Secretary means the secretary of the Trust as contemplated in terms of clause 6.8;

1.1.31
Sell means sell, transfer, alienate, donate, distribute, exchange, grant an option over, otherwise dispose of, realise value in respect of, or to enter into any arrangement or transaction which may have the same or similar effect as any of the aforementioned sale, transfer, alienation, donation, distribution, exchange, granting an option over or disposal (including but not limited to the cession of any rights which would have the same or similar economic effect) or realisation of value in respect of and "Sale" shall have a corresponding meaning;

1.1.32	Statutes means the Act and any other statute affecting the performance by the Trustees of their duties or functions;

1.1.33	this/the Trust means the Harmony ESOP Trust, as constituted in terms of this Trust Deed;

1.1.34	this Trust Deed means this document as a whole, as amended from time to time;

1.1.35	Trustees means all the Trustees holding office as such in terms of this Trust Deed;

1.1.36
Trust Shares means the 6,700,000 (six million seven hundred thousand) Harmony Shares acquired by the Trust and any additional shares in the issued share capital of the Company which may be acquired by the Trust which shares, upon issue, shall be subject to the terms and conditions of this Trust Deed until such time as the Trust Shares are distributed after expiry of the Lock-in period in clause 17;

1.1.37	UNCITRAL means the United Nations Commission on International Trade Law; and

1.1.38
Unions means the National Union of Mine Workers (NUM), UASA Trade Union (UASA), Trade Union Solidarity (Solidarity), the Association of Mineworkers and Construction Union (AMCU) and such other unions as may be recognised by Harmony from time to time.

1.2	General Interpretation

For the purposes of this Trust Deed the following rules of construction shall apply, unless the context requires otherwise:

1.2.1	a reference to any one gender, whether masculine, feminine or neuter, includes the other two;

1.2.2
any reference to a person includes, without being limited to, any individual, body corporate, unincorporated association or other entity recognised under any law as having a separate legal existence or personality;

1.2.3
any word or expression defined in, and for the purposes of, this Trust Deed shall, if expressed in the singular, include the plural and vice versa, and a cognate word or expression shall have a corresponding meaning;

1.2.4
if any provision in a definition is a substantive provision conferring a right or imposing an obligation on any Party then, notwithstanding that it is only in a definition, effect shall be given to that provision as if it were a substantive provision in the body of this Trust Deed;

1.2.5
unless otherwise provided, any number of days prescribed shall mean Business Days and shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a Business Day, the next succeeding Business Day;

1.2.6
references to a statutory provision include any subordinate legislation made from time to time under that provision and references to a statutory provision include that provision as from time to time modified or re-enacted as far as such modification or re-enactment applies, or is capable of applying, to this Trust Deed or any transaction entered into in accordance with this Trust Deed; and

1.2.7	references in this Trust Deed to "clauses" are to clauses of this Trust Deed.

1.3	Headings and Sub-headings

All the headings and sub-headings in this Trust Deed are for convenience only and are not to be taken into account for the purpose of interpreting it.

PART A: ESTABLISHMENT OF TRUST

2.	OBJECT

The object of this Trust is to facilitate beneficial interest and ownership by each Beneficiary of Harmony Shares on the terms of this Trust Deed in order to:

2.1	facilitate economic empowerment of Harmony’s employees;

2.2	incentivise Harmony’s employees, so as to promote the shared interests of employees and shareholders in the value growth of Harmony; and

2.3	further align the interests of the Harmony shareholders and those of the employees of Harmony.

3.	ESTABLISHMENT OF THE TRUST

3.1	A trust to be known as the Harmony ESOP Trust is hereby constituted.

3.2	The Trust shall be administered by the Trustees for the benefit of the Beneficiaries and in the manner and upon the terms and conditions set out in this Trust Deed.

4.	DONATION

Harmony irrevocably donates the sum of R100.00 (one hundred Rand) to the Trust, which donation the Trustees accept on the terms of this Trust Deed.

PART B: TRUSTEES

5.	TRUSTEES

5.1	First Trustee

5.1.1	The First Trustee is Riana Bisschoff (the First Trustee). The First Trustee is hereby appointed and accepts her appointment as Trustee of this Trust.

5.1.2
Subject to clause 5.2.2, the First Trustee shall resign if any new Trustees are appointed by Harmony in accordance with the provisions of clause 5.2.1.1, and such resignation shall take effect from the day on which letters of authority are issued to the new Trustees by the Master of the High Court, otherwise the First Trustee shall remain in office until such time as she is unable to do so in terms of clause 5.3, clause 5.4 or any other provision of this Trust Deed.

5.2	Appointment of the Board of Trustees

5.2.1	The Board of Trustees shall be constituted as follows within a period of 6 (six) months from the date of registration of the Trust Deed with the Master:

5.2.1.1	4 (four) Trustees appointed by Harmony;

5.2.1.2	6 (six) Trustees appointed by the Unions, to be appointed as follows;

5.2.1.2.1	3 (three) nominated by NUM;

5.2.1.2.2	1 (one) nominated by UASA;

5.2.1.2.3	1 (one) nominated by Solidarity;

5.2.1.2.4	1 (one) nominated by AMCU; and

5.2.1.3	1 (one) Independent Trustee initially jointly appointed by Harmony and the Unions.

5.2.2
Harmony and the Unions shall have the right for the duration of this Trust to appoint the Trustees provided for in 5.2.1 and to remove and replace such Trustees at any time. In respect of the Trustees appointed by Harmony in terms of clause 5.2.1.1, the First Trustee may be appointed by Harmony for this purpose, and in that instance the First Trustee shall not be required to resign in terms of clause 5.1.2.

5.2.3	No Trustee shall commence performance of his duties until a letter of authority is issued to him by the Master of the High Court.

5.3	Disqualification of Trustees

The following persons shall be disqualified from acting as Trustee:

5.3.1	any person who would be disqualified from acting as a director of a company in terms of section 69(8)(a) of the Companies Act;

5.3.2	any person to whom the Master of the High Court refuses to grant letters of authority or who the Master of the High Court requires to provide security as a Trustee;

5.3.3	any person removed from an office of trust on account of misconduct or dishonesty;

5.3.4	any person who ceases to be employed by Harmony if such person was an employee of Harmony at the time of their appointment as Trustee;

5.3.5	any person whose estate has been sequestrated and has not yet been rehabilitated;

5.3.6
any person who has been declared by a competent court to be mentally ill or incapable of managing his own affairs or who is by virtue of the Mental Health Act, 18 of 1973 (as amended), detained as a patient in an institution or as a State patient;

5.3.7
any person who has been convicted in the Republic of South Africa or elsewhere of any offence of which dishonesty is an element or of any other offence for which he has been sentenced to either imprisonment without the option of a fine or a fine in excess of R5 000.00 (five thousand Rand); or

5.3.8	any director of Harmony.

5.4	Vacation of Office of Trustee

5.4.1	The office of a Trustee shall be vacated if:

5.4.1.1	he becomes disqualified in terms of clause 5.3 above;

5.4.1.2	he resigns his office by not less than 60 (sixty) days (or such shorter period as the remaining Trustees or Trustee may agree to) written notice to the remaining Trustees or Trustee;

5.4.1.3	the Unions or Harmony (individually or jointly as the case may be) remove their respective appointed Trustees at their own discretion; or

5.4.1.4	he dies.

5.4.2	In the event that the office of a Trustee is vacated, a Trustee shall be appointed in his stead, provided that:

5.4.2.1	if the vacating Trustee is a Trustee appointed by Harmony, Harmony shall have the right to appoint another Trustee in his stead in accordance with the provisions of clause 5.2.1.1 above;

5.4.2.2	if the vacating Trustee is a Trustee appointed by the Unions, the Unions shall have the right to appoint another Trustee in his stead in accordance with the provisions of clause 5.2.1.2; and

5.4.2.3
if the vacating Trustee is an Independent Trustee, Harmony and the Unions shall have the right to jointly appoint another Trustee in his stead in accordance with the provisions of clause 5.2.1.3 above.

5.4.3	No Trustee shall have the right during his lifetime or by his last will to appoint his successor, an alternative Trustee, or any other person to serve as Trustee in his place and stead.

5.5	Number of Trustees

Save for the First Trustee and following the expiry of the 6 (six) month period referred to in clause 5.2.1 there shall at all times be at least 11 (eleven) Trustees in office for the valid exercise of the powers and discharge of the duties of the Trustees in terms of this Trust Deed, provided that pending the appointment of new Trustees in terms of clause 5.2 or clause 5.4.2, the Trustees remaining in office shall be empowered to act in the preservation and necessary formal administration of the Trust capital and/or income.

6.	PROCEEDINGS OF TRUSTEES

In respect of all meetings of the Trustees:

6.1
any Trustee is at all times entitled to convene a meeting of the Trustees by giving 14 (fourteen) days written notice to all Trustees, or such shorter notice as may be agreed by all the Trustees in writing. The Trustees shall meet at least once a year;

6.2	the Trustees shall meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they deem fit;

6.3
the Trustees may participate in a meeting of the Trustees by means of conference telephone or similar equipment by means of which all persons participating in the meeting can hear each other and any such participation in a meeting shall constitute presence in person at the meeting;

6.4
the Trustees shall from time to time, elect a chairman of the Trustees to hold office for such period/s as they may determine. Such chairman shall chair all meetings of Trustees. However, if for any reason the chairman is not able to attend a meeting, the Trustees present at that meeting may elect a Trustee from their number as chairman for that meeting;

6.5
save for the First Trustee, a majority of the Trustees shall constitute a quorum at meetings of the Trustees provided that such majority of Trustees includes 1 (one) Trustee appointed in terms of clause 5.2.1.1 and 1 (one) Trustee appointed in terms of 5.2.1.2;

6.6	save as may be expressly provided otherwise in this Trust Deed or the Statutes, decisions to be taken by the Trustees present at a meeting of Trustees shall take place by majority vote;

6.7
a resolution in writing signed by all the Trustees shall be valid and effectual as if it had been passed at a meeting of the Trustees duly called and constituted, and such resolution may be signed in counterparts;

6.8	Harmony’s company secretary will act as the Secretary of the Trust who shall keep written minutes of the Trustee meetings and to minute all resolutions passed by the Trustees; and

6.9
the Trustees are entitled to authorise 1 (one) Trustee or the Secretary of the Trust to sign on behalf of the Trustees all documents for official purposes which are necessary for the administration of the Trust and for the execution of any transaction concerned with the affairs of the Trust, and any resolution which is certified by 1 (one) Trustee or the Secretary of the Trust, as a true extract from the minutes of a particular resolution of all the Trustees, has in every respect the legal validity of a resolution signed by all the Trustees.

7.	POWERS OF TRUSTEES

The Trustees shall only have such powers as may be necessary for or incidental to the carrying out of their duties as set out in this Trust Deed. Without derogating from the generality of the foregoing, the Trustees shall have the following specific powers:

7.1
subject to the Statutes, to open and operate (either themselves or by a person/s authorised by them) a banking account or facility or transaction platform with any registered bank or financial body or institution or registered lender in terms of the National Credit Act, 34 of 2005 (as amended or substituted from time to time);

7.2	to enter into, negotiate and execute any documents/agreements and any addenda thereto, and to do all things necessary to give effect to the subscription for and issue of the Trust Shares;

7.3	to exercise the voting powers attached to the Trust Shares in accordance with clause 15 below;

7.4
to distribute Trust Shares or sell Trust Shares and distribute their attributable sale proceeds to the Beneficiaries in accordance with their vested rights in terms of this Trust Deed following the expiry of the Lock-in Period;

7.5	to borrow or raise money, with the prior written consent of Harmony;

7.6	to appoint an Administrator for the Trust in accordance with clause 22 and to delegate any of their rights, obligations, functions and powers set out in this Trust Deed to that Administrator;

7.7	to employ, with the prior written consent of Harmony, any professional or other person to provide professional services to the Trust;

7.8
to adopt such further procedures and do such further things as the Trustees deem necessary or advisable for the due and proper administration of this Trust, including all things necessary to pay any relevant taxes (including any dividend withholding tax or any other taxes that may be required by law to be withheld and paid) timeously, in order to achieve the object of this Trust;

7.9	to exercise each and every power which they may or could require for the due and proper administration of this Trust, in order to achieve all of the intents and object of this Trust;

7.10	to invest any surplus monies of the Trust;

7.11	to defray expenses of the Trust in accordance with clause 21 below;

7.12	to deal with the Pool Shares at the expiry of the Lock-in Period in accordance with clause 17 below; and

7.13	to exercise rights associated with corporate action attaching to the Trust Shares, including to attend meetings of shareholders of the Company.

8.	DUTIES OF THE TRUSTEES

8.1	The Trustees shall establish a Beneficiary register in which they shall record the following:

8.1.1	the number of Participation Units Allocated to each Beneficiary as set out in the Allocation Notice;

8.1.2	the Allocation Date in respect of each Beneficiary; and

8.1.3	all distributions of income and/or capital made to Beneficiaries in terms of this Trust Deed.

8.2	The Trustees shall procure that all shares owned by the Trust are registered in the name of the Trust or its nominee.

8.3	The Trustees shall not incur liabilities other than as specifically permitted by this Trust Deed.

8.4	The Trustees shall not, prior to the expiry of the Lock-in Period be entitled to:

8.4.1	Encumber any Trust Shares;

8.4.2	Sell any Trust Shares;

8.4.3	enter into any agreement in respect of any votes attached to any Trust Shares or enter into any derivative transaction in respect of any Trust Shares; or

8.4.4	agree, whether or not subject to any suspensive or resolutive condition, to do any of the foregoing;

other than as specifically permitted by this Trust Deed;

8.5	The Trustees shall not make any distribution of capital or income from the assets of this Trust to the Beneficiaries or otherwise in a manner other than that specified in this Trust Deed.

8.6	The Trustees shall make a copy of the Trust Deed available to the Beneficiaries upon request.

8.7
The Trustees shall procure that any employees’ tax as provided for in the Fourth Schedule of the Income Tax Act, 58 of 1962 (as amended), which is payable by Harmony or the Trust in relation to the benefits received by the Beneficiaries in terms of this Trust Deed, is timeously collected by Harmony or the Trust from the relevant Beneficiary and paid to the South African Revenue Service. For the avoidance of doubt, any employees’ tax payable by Harmony or the Trust:

8.7.1	will be deducted from any remuneration payable to the Beneficiary; or

8.7.2	will be withheld from the proceeds of the sale of any Harmony Shares held for the Beneficiary’s benefit which are to be distributed to the Beneficiary following the expiry of the Lock-in Period.

8.8	Each Beneficiary appoints the Trustees as his agent and authorizes the Trustees to dispose of sufficient Trust Shares in accordance with clause 8.7 in order to settle any employees’ tax due.

9.	BOOKS OF ACCOUNT AND AUDITORS

9.1
The Trustees shall keep true and correct records and books of account of their administration of the Trust in such manner and form that the records and books of account shall at all times reflect the financial position of the Trust.

9.2
There shall be recorded in such records and books of account, inter alia, any change to the Trust assets from time to time and the income and/or the expenses applicable to the administration of the Trust.

9.3	Such records and books of account, together with all other papers and documents connected with or relating to the Trust, shall be kept at a place under the control of the Trustees.

9.4
The Trustees shall appoint the South African auditors of Harmony from time to time as the Auditors of this Trust. The financial year end of the Trust shall be the financial year end of Harmony, which is currently 30 June of each year.

9.5	The Trustees shall ensure that the books of account are audited, and shall ensure that the Auditors prepare annual financial statements.

9.6
The Auditors shall have the right of access at all times to the records and books of account of the Trust, and shall be entitled to demand from the Trustees such information and explanations as may be necessary for the performance of their duties as Auditors.

10.	PRIVILEGES OF THE TRUSTEES

10.1
The Trustees shall be exempt from any obligation to furnish security in connection with their appointment and/or for the due administration of the Trust to the Master of the High Court or any other person, body or authority as provided for in the Statutes or any other law. The Master of the High Court and any such other person is hereby directed to dispense with and not to require security.

10.2	Subject to the Statutes:

10.2.1
no Trustee shall be liable to make good to the Trust or any Beneficiary any loss occasioned or sustained by any cause, howsoever arising, except such losses as may arise from or be occasioned by his own personal dishonesty or other wilful misconduct or gross negligence;

10.2.2	no Trustee shall be liable for any act of dishonesty or other misconduct committed by any other Trustee unless he knowingly allowed it or was an accessory to such dishonesty or other misconduct;

10.2.3
the Trustees shall be indemnified out of the assets of the Trust against all claims and demands of whatsoever nature that may be made upon them arising out of the exercise or purported exercise of any of the powers hereby conferred upon them;

10.2.4
if the Trustees bona fide make any payment to any person whom they assume to be entitled thereto under the terms of this Trust Deed and it is subsequently found that the recipient was not entitled thereto hereunder, the Trustees shall nevertheless not be responsible for the monies so paid; and

10.2.5	the Trustees may rely, and shall not incur any liability as a consequence of relying, on any document, resolution or the like (or any copy thereof) which they reasonably believe to be authentic.

10.3	The Trustees shall be reimbursed for all reasonable and necessary expenses incurred by them on behalf of, or for the benefit of the Trust, including taxes.

10.4	The Trustees shall not be remunerated for their services as Trustees.

PART C: RIGHTS OF BENEFICIARIES

11.	ALLOCATION OF PARTICIPATION UNITS TO BENEFICIARIES

11.1
As soon as reasonably possible following the registration of the Trust, applying the Allocation Criteria, the Trustees shall send/deliver a once-off Allocation Notice to each selected Eligible Employee (whether electronically or otherwise), specifying, inter alia, the number of Participation Units that are to be vested in the Eligible Employee and the number of Trust Shares which are attributable to those Participation Units and the relevant Allocation Date applicable to those Participation Units.

11.2
Upon the Trustees sending/delivering such Allocation Notice, each Eligible Employee shall be deemed to have accepted such Allocation and the terms of the Trust Deed and shall immediately become a Beneficiary of this Trust. Should any Eligible Employee choose not to accept such Allocation they will be advised in the Allocation Notice of a contact number which they can call in order to formally reject the Allocation made in terms of the Allocation Notice. Any Eligible Employee who fails to follow such procedure within a period of 10 (ten) days from the Allocation Date stipulated in the Allocation Notice, shall be deemed to have accepted the Allocation and the terms of this Trust Deed and shall automatically become a Beneficiary of the Trust.

11.3
For the avoidance of doubt, the Allocation of Participation Units to a Beneficiary in terms of this clause 11 is subject to the employment service requirements contained in clause 13, and to the restrictions on transferability of those Participation Units until the expiry of the Lock-in Period, as set out in clause 12 below.

11.4
The Trust Shares that are attributable to the Participation Units that have been Allocated to a Beneficiary in terms of this clause 11, shall be registered in the name of this Trust to be held by this Trust on behalf of the Beneficiary concerned until the expiry of the Lock-in Period.

11.5
In the event of the cancellation of Participation Units in terms of this Trust Deed, the Trustees shall adjust the Beneficiary register referred to in clause 8.1 to reflect this. The Trust Shares that were attributable to those Participation Units that were cancelled shall then form part of the Pool Shares.

11.6
The Trustees shall Allocate Participation Units resulting in a vesting of the Pool Shares in terms of this Trust Deed, at any point in time prior to the expiry of the Lock-in Period, in accordance with and in the same manner set out in this clause 11. Accordingly, applying the Allocation Criteria, The Trustees shall send Allocation Notices to Eligible Employees that join/qualify after the initial Allocation of Participation Units for purposes of Allocating the Pool Shares provided that this takes place no later than the end of the month following the month during which such Eligible Employee qualified for participation in terms of this Trust.

12.	RESTRICTIONS ON TRANSFERABILITY OF UNITS

12.1	Prior to the expiry of the Lock-in Period no Beneficiary shall be entitled to:

12.1.1	Encumber his Participation Units;

12.1.2	Sell his Participation Units;

12.1.3	enter into any agreement in respect of any votes attached to his Participation Units or enter into any derivative transaction in respect of his Participation Units;

12.1.4	agree, whether or not subject to any suspensive or resolutive condition, to do any of the foregoing; or

12.1.5	Sell or Encumber any Harmony Shares or enter into any agreement in respect of any votes attached to his Harmony Shares or enter into any derivative transaction in respect of his Harmony Shares.

12.2
In the event that a Beneficiary purports to do or does anything listed in clause 12.1 at any time prior to the expiry of the Lock-in Period, the Participation Units of the defaulting Beneficiary will be cancelled for no consideration, and he shall cease to be a Beneficiary of this Trust. The attributable Trust Shares in respect of such cancelled Participation Units shall thereafter form part of the Pool Shares and the Trustees shall adjust the Beneficiary register referred to in clause 8.1 to reflect this.

13.	EMPLOYMENT SERVICE REQUIREMENTS

13.1
If a Beneficiary ceases to remain in the employ of Harmony prior to the expiry of the Lock-in Period, his Participation Units shall be cancelled on the terms and subject to the conditions of this clause 13.

13.2
In cases where the Beneficiary ceases to remain in the employ of Harmony and is regarded as a Good Leaver in terms of clause 14.1, the full number of the Beneficiary’s Participation Units will forthwith be cancelled for consideration (less any taxes), being the proceeds from the sale of the attributable Trust Shares as set out in clause 14.1.2, and he will thereafter cease to be a Beneficiary of the Trust.

13.3
In the event that a Beneficiary ceases to be an employee of Harmony prior to the expiry of the Lock-in Period, and that Beneficiary is a Bad Leaver in terms of clause 14.2, all of that Beneficiary’s Participation Units will forthwith be cancelled for no consideration, and he will cease to be a Beneficiary of the Trust.

14.	TERMINATION OF EMPLOYMENT

14.1	Good Leaver / No Fault Termination

14.1.1	For the purposes of clause 13, if a Beneficiary leaves the employ of Harmony by reason of:

14.1.1.1	retirement, if such retirement takes place on or after the “Normal Retirement Age” in accordance with the rules applicable to Harmony;

14.1.1.2	termination of employment for operational requirements (retrenchment);

14.1.1.3	termination of employment for permanent ill-health, permanent injury or disability, as determined to the satisfaction of Harmony and in accordance with the rules applicable to the Company;

14.1.1.4	the Beneficiary leaving the employ of Harmony due to his death at any point prior to the expiry of the Lock-in Period;

14.1.1.5
the Beneficiary remaining in the employ of Harmony but no longer qualifying as an Eligible Employee by reason of being promoted to “Management” (in accordance with Company’s recognised employment/occupational levels, as ordinarily understood and applied by the Company); or

14.1.1.6	due to the fact he/she is no longer employed by Harmony by reason of being transferred along with a mine or mining operation sold or transferred by Harmony as a going concern, then that Beneficiary’s termination of employment or promotion (as the case may be) will be regarded as a “No Fault Termination” and the Beneficiary will qualify as a “Good Leaver” for purposes of the Trust.

14.1.2
Where the Beneficiary is a Good Leaver as contemplated in clause 14.1.1, the Beneficiary’s full number of Participation Units shall be immediately cancelled, the attributable Trust Shares shall be sold, and the proceeds derived from such sale shall be distributed to the Beneficiary (or his estate as the case may be), less any amounts required to be withheld for tax purposes. The Beneficiary will also receive any accumulated Dividends which have accrued to him in accordance with clause 16.1.

14.2	Bad Leaver / Fault Termination

14.2.1	For the purposes of clause 13, if a Beneficiary leaves the employ of Harmony by reason of:

14.2.1.1	being lawfully dismissed, whether on grounds of termination of employment for poor performance, misconduct, or otherwise; or

14.2.1.2	resignation;

that Beneficiary’s termination of employment (as the case may be) will be regarded as a “Fault Termination” and the Beneficiary will qualify as a “Bad Leaver” for purposes of the Trust.

14.2.2
Where the Beneficiary is a Bad Leaver as contemplated in clause 14.2.1, all of that Beneficiary’s Participation Units shall forthwith be cancelled for no consideration, in terms of clause 13 and he shall cease to be a Beneficiary of this Trust and shall forfeit any future beneficial interest in the Trust. The attributable Trust Shares in respect of such cancelled Participation Units shall thereafter form part of the Pool Shares. The Beneficiary will however, receive any accumulated Dividends which have accrued to him in accordance with clause 16.1.

14.2.3
In the event that a Beneficiary is a Bad Leaver on the grounds set out in clause 14.2.1 and is however subsequently lawfully reinstated back to the employ of Harmony at any time prior to the expiry of the Lock-in Period, such person’s Participation Units shall be re-allocated in accordance with clause 11 and such person shall be re-instated as a Beneficiary of the Trust and be placed in the same position as he/she would have been as though he had not previously left Harmony’s employ.

14.2.4
In the event that a Beneficiary is a Bad Leaver on the grounds set out in clause 14.2.1 and is however subsequently lawfully reinstated back to the employ of Harmony after the expiry of the Lock-in Period, Harmony shall make a compensatory payment to such employee calculated with reference to the value of all benefits that they would have received had such employee remained a Beneficiary of the Trust as from the date of their initial termination of employment, provided that such employee provides proof to Harmony of the dispute (which gave rise to their reinstatement) having been formally lodged with the CCMA and/or the Labour Court either prior to the expiry of the Lock-in Period, or at least within 14 (fourteen) days thereafter.

15.	VOTING OF SHARES

The Trustees shall be entitled to vote or abstain from voting the Trust Shares at any general meeting of Harmony in their discretion and in the best interests of the Beneficiaries provided that the Trustees appointed in terms of clause 5.2.1.1 shall recuse themselves at such meeting. In the event of a deadlock between the Trustees regarding the voting of the Trust Shares, the Independent Trustee shall have the casting vote.

PART D: DISTRIBUTION OF INCOME AND CAPITAL TO BENEFICIARIES

16.	DISTRIBUTION OF INCOME

16.1
All Dividends received by the Trust in respect of the Trust Shares held on behalf of Beneficiaries attributable to their Participation Units shall immediately vest in the Beneficiary concerned. The Dividends shall however be retained and held in Trust by the Trustees on the Beneficiary’s behalf, and thereafter such Dividends accumulated on the Beneficiary’s behalf shall be paid by the Trustees to the Beneficiary less any relevant taxes applicable (including any dividend withholding tax that may have been payable), either upon the Beneficiary’s termination of employment, if such Beneficiary ceases to remain in the employ of Harmony prior to the expiry of the Lock-in Period, or upon the expiry of the Lock-in Period. Any dividends accumulated on the Beneficiaries’ behalf in terms of this clause 16.1 shall not accrue any interest and shall be held by the Trust in an appropriate bank account/facility for such purpose. For the purposes of determining a Beneficiary’s liability for dividend withholding tax imposed in terms of section 64E of the Income Tax Act, 58 of 1962 (as amended), the Trustees shall notify the relevant regulated intermediary that the Beneficiary concerned is the beneficial owner of the dividend and the Trustees shall ensure that all the appropriate documentation required for dividend withholding tax purposes has been obtained.

16.2
All Dividends received by the Trust in respect of the Pool Shares held by the Trust shall vest in and be paid to the Trust less any relevant taxes applicable (including any dividend withholding tax that may be payable). The amount received shall be used to defray any costs incidental to the administration of the Trust (including any taxes, costs and liabilities of the Trust) in accordance with clause 21.

17.	DISTRIBUTION OF SHARES AFTER EXPIRY OF THE LOCK-IN PERIOD

17.1
Upon the expiry of the Lock-in Period, each Beneficiary shall be entitled to such number of Trust Shares (excluding any Pool Shares), which are directly attributable to the number of Participation Units held by each Beneficiary and their vested rights derived therein.

17.2	Unless the Trustees receive a written notice from a Beneficiary at least 60 (sixty)days prior to the expiry of the Lock-in Period, indicating:

17.2.1	that he/she wishes to receive the Trust Shares;

17.2.2	how he/she intends to settle any attributable taxes if receiving the actual Trust Shares;

17.2.3	as well as providing details of their nominated or appointed broker/CSDP account into which those shares must be transferred to;

upon the expiry of the Lock-in Period, the Trustees shall sell on the Beneficiaries’ behalf each Beneficiary’s attributable Trust Shares determined in accordance with clause 17.1, and shall within a reasonable period thereafter distribute the proceeds from the sale of the Trust Shares to the Beneficiary concerned (net any amounts required to be withheld for tax purposes, whether by reason of employees’ tax or otherwise and any attributable costs). For the avoidance of doubt, the Trust Shares sold for purposes of this clause 17.2, shall be sold as part of bulk sale and in calculating the amount of proceeds to be distributed to each Beneficiary the Trustees shall apply an average amount attributable to each Trust Share sold in the bulk sale, determined in accordance with the following formula:

Y = (E - F) / G

Where:

“Y”	represents the average amount of proceeds per Trust Share sold as part of the bulk sale;

“E”	represents the total proceeds from the bulk sale of the Trust Shares (specifically excluding any Pool Shares);

“F”	represents the total amount of costs and securities transfer taxes that are attributable to the bulk sale; and

“G”	represents the total Trust Shares sold as part of the bulk sale (specifically excluding any Pool Shares).

17.3
With respect to the unallocated Pool Shares held by the Trust upon the expiry of the Lock-in Period, the Trustees shall at their discretion, be entitled to transfer the Pool Shares to any other Harmony trust with similar objectives to the Trust, or be entitled to sell such Pool Shares and pay over the proceeds from the sale of such Pool Shares to Harmony (provided the proceeds will ultimately benefit its employees), or any other Harmony trust with similar objectives to the Trust (net of any taxes or costs).

PART E: GENERAL

18.	CHANGE OF CONTROL

In the event of a change of Control of Harmony, the board of directors of Harmony shall be entitled to determine that the Lock-in Period will be deemed to expire on the date of the event which causes such change of Control, that the employment service requirements outlined in clause 13 will be deemed to be fulfilled, and that the Trustees shall transfer/distribute the Trust Shares to the Beneficiaries in terms of clause 17.

19.	MANDATORY SALE

19.1
Should the Trustees receive a written offer to purchase all or any of the Trust Shares held by the Trust (the Offer), before the expiry of the Lock-in Period, the Trustees shall not be entitled to sell those shares unless:

19.1.1	there is an order in terms of section 155 of the Companies Act requiring them to do so; or

19.1.2
there is an invocation of section 124 of the Companies Act and in such event only so many shares as are proportionate to offers accepted by the Beneficiaries in terms of section 124 of the Companies Act.

19.2	Should a sale referred to in clause 19.1 take place, the Trustees shall distribute the proceeds (net of any taxes or costs) in accordance with clause 17.

20.	VARIATION OF RIGHTS

20.1
For purposes of this clause, “Variation” shall mean, in relation to the issued share capital of Harmony, a capitalisation issue, a rights issue, a dividend in specie, an offer or invitation made by way of rights, a subdivision, a consolidation or a reduction, or any other variation which Harmony believes justifies an adjustment to a Beneficiary’s Participation Units.

20.2
In the event of a Variation, the number of Trust Shares stipulated in the Beneficiary register against the name of the Beneficiaries will be adjusted in proportion to each Beneficiary’s Participation Units in the manner that Harmony considers appropriate to take account of the Variation, provided that the Auditors shall certify that as far as possible in the circumstances the Beneficiaries are placed in a substantially similar position as they were before the Variation.

21.	COSTS, EXPENSES AND TAXATION

21.1	Until the expiry of the Lock-in Period, the Trust shall where possible, bear the reasonable costs, expenses and taxes of the Trust, using Dividends received by the Trust from the Pool Shares.

21.2
If the Trust has insufficient funds to pay costs, expenses, taxes or any amounts incurred by and/or due and payable by the Trust in accordance with the terms of this Trust Deed, these shall be borne by Harmony with no recourse against the Trust, the Trustees or the Beneficiaries.

22.	ADMINISTRATION OF THE TRUST

22.1
The Trustees shall be entitled, subject to the provisions of this Trust Deed and any applicable law, to make and establish such rules and regulations, and to amend same from time to time, as they may deem necessary or expedient for the proper implementation and administration of this Trust.

22.2
Harmony shall be entitled to select an Administrator for this Trust and shall be entitled to instruct the Trustees to appoint the selected Administrator to administer this Trust. The Trustees shall procure that the Administrator enters into a written administration agreement on terms and conditions approved by Harmony, in respect of the administration of this Trust. In the event that the Trustees wish to amend the terms of the administration agreement or terminate the administration agreement with the appointed Administrator in order to appoint another administrator, the prior written consent of Harmony shall be obtained.

23.	AMENDMENTS TO THIS TRUST DEED

23.1
The Trustees shall be entitled to amend this Trust Deed with the prior written consent of Harmony, provided that the amendment is in accordance with the object of the Trust. The Trustees shall not be required to obtain consent of the Beneficiaries in respect of any amendment to this Trust Deed, other than in respect of a proposed amendment which adversely affects or impacts any of the vested rights which the Beneficiaries (current or existing Beneficiaries at the time of the proposed amendment) have in the Trust.

24.	TERM OF THE TRUST AND THE WINDING UP OF THE TRUST

24.1
This Trust shall terminate if Harmony and the Trustees so resolve after a period of at least 3 (three) months following the distribution to the Beneficiaries in accordance with the provisions of clause 17.

24.2
Upon termination of this Trust, if for any reason the Trustees are still unable to distribute the share proceeds to a Beneficiary in accordance with clause 17, that Beneficiary’s Participation Units shall forthwith be cancelled for no consideration and the Beneficiary shall cease to be a Beneficiary of this Trust. The Trustees shall thereafter pay over such proceeds to Harmony (provided the proceeds will ultimately benefit its employees) or any other Harmony trust with similar objectives to the Trust (net of any taxes or costs).

25.	ARBITRATION

25.1
In the event of any dispute, difference, controversy or claim (a Dispute) arising out of or relating to this Trust Deed, or the breach, termination or invalidity hereof, then any Party may give written notice to the other Parties to initiate the procedure set out below.

25.2	The Dispute shall be finally settled by arbitration.

25.3
The arbitration shall take place in accordance with the United Nations Commission on International Trade Law (UNCITRAL) Arbitration Rules (as revised in 2010), which rules are deemed to be incorporated by reference into this clause.

25.4	The appointing authority in terms of the UNCITRAL Arbitration Rules shall be the Association of Arbitrators (Southern Africa).

25.5	The number of arbitrators shall be 1 (one) who shall be appointed by the Association of Arbitrators (Southern Africa).

25.6	Unless agreed otherwise by the Parties in writing:

25.6.1	the arbitration shall be administered by the Trustees and Harmony;

25.6.2	the arbitration shall be held in Sandton, Johannesburg, South Africa;

25.6.3	the arbitration shall be conducted in the English language;

25.6.4	the governing procedural law of the arbitration shall be the laws of the South Africa;

25.6.5	the arbitrators referred to in clause 25.5 shall have the same remedial powers as a court of law in the South Africa would have were it adjudicating the dispute; and

25.6.6
the Trustees and Harmony shall use their reasonable endeavours to procure that the arbitrators shall deliver an award together with written reasons within 60 (sixty) days from the date after completion of the arbitration hearing and service of any post-hearing briefs or submissions.

25.7
Save and to the extent that disclosure may be required of a Party by legal duty or to protect or pursue a legal right or to enforce or challenge an award rendered in any arbitration commenced pursuant to this clause 25 each Party hereby agrees to keep confidential the existence of any arbitration that may be commenced pursuant to this clause 25 and to keep confidential all awards, all materials created for purposes of the arbitration proceedings in question and all other documents produced by a party in the arbitration proceedings and which are not otherwise already in the public domain.

25.8
Nothing in this clause 25 shall preclude any Party from seeking interim and/or urgent relief from a Court of competent jurisdiction and to this end the Parties hereby consent to the jurisdiction of the High Court of South Africa (South Gauteng High Court, Johannesburg).

26.	ADDRESSES FOR LEGAL PROCESS AND NOTICES

26.1	The Parties choose for the purposes of this Trust Deed the following addresses and email addresses:

26.1.1	Harmony and the Trustees:
Physical Address:    Harmony Randfontein Office Park,
Cnr Main Reef Road and Ward Avenue,
Randfontein,

1759
Postal Address:        PO Box 2, Randfontein, 1760
Telephone No.:        011 - 411 6020
E-mail:            companysecretariat@harmony.co.za
For Attention:         The Company Secretary

26.1.2	Beneficiaries:
The chosen address and/or email address of each Beneficiary shall be the address and/or email address of that Beneficiary reflected in the records of Harmony from time to time.

26.2
Any legal process to be served on any of the Parties may be served at the physical address specified in clause 26 and each Party chooses that address as its domicilium citandi et executandi for all purposes under this Trust Deed.

26.3
A Party who gives a notice or other communication to any other Party in terms of this Trust Deed shall simultaneously give a copy of such notice or other communication to the other Party to this Trust Deed; provided that if a Beneficiary gives notice or other communication to the Trustees / a Trustee in terms of this Trust Deed he shall not be required to give a copy of such notice or other communication to the other Beneficiaries.

26.4
Any notice or other communication to be given to any of the Parties in terms of this Trust Deed shall be valid and effective only if it is given in writing, which for purposes of communication with the Beneficiaries shall be deemed to include electronic communication.

26.5
A notice to any Party which is sent by registered post in a correctly addressed envelope to the postal address specified for it in clause 26.1 shall be deemed to have been received (unless the contrary is proved) within 14 (fourteen) days from the date it was posted, or which is delivered to a Party by hand at that address shall be deemed to have been received on the day of delivery, provided it was delivered to a responsible person during ordinary business hours (being 09h00 – 17h00).

26.6
Each notice by email to a Party at the email address specified in clause 26.1, shall be deemed to have been received (unless the contrary is proved) within 24 (twenty four) hours of transmission if it is transmitted during normal business hours of the receiving Party or within 24 (twenty four) hours of the beginning of the next Business Day at the destination after it is transmitted, if it is transmitted outside those business hours.

26.7
Notwithstanding anything to the contrary in this clause 26, a written notice or other communication actually received by any Party shall be adequate written notice or communication to it notwithstanding that the notice was not sent to or delivered at its chosen address.

26.8
Any Party may by written notice to the other Parties change its address or email address for the purposes of clause 26.1 to any other address (other than in the case of the physical address to a post office box number) provided that the change shall become effective on the 7th (seventh) day after the receipt of the notice.

SIGNED at Randfontein on this the 4th day of December 2017.

For and on behalf of
HARMONY GOLD MINING COMPANY LIMITED

/s/ Peter Steenkamp /s/ Frank Abbott
Signatory: Peter Steenkamp and Frank Abbott
Capacity: Chief Executive Officer and Financial Director
Who warrants his authority hereto

SIGNED at Randfontein on this the 4th day of December 2017.

/s/ Riana Bisschoff RIANA BISSCHOFF

SCHEDULE 1

Employee who joins after month 3

X = ( A / B ) * C
A = (36 - 0) = 36
B = 36
C = 225
X =	225

As this is within the initial 6 months "grace period" Employee is deemed to receive full number of units

Employee who joins after month 8

X = ( A / B ) * C
A = (36 - 8) = 28
B = 36
C = 225
X =	175

Employee who joins after month 15

X = ( A / B ) * C
A = (36 - 15) = 21
B = 36
C = 225

X =	131